EXHIBIT 10.40

AMENDMENT NO. 2
TO
SEALY PROFIT SHARING PLAN

This Amendment No. 2 is executed as of the date set forth below by Sealy Corporation (the “Company”);

WITNESSETH:

WHEREAS, the Company previously established the Sealy, Incorporated Employees’ Thrift Plan (the “Thrift Plan”), effective January 1, 1977; and

WHEREAS, the Company amended and restated the Thrift Plan as the Sealy Profit Sharing Plan (the “Plan”), effective January 1, 1988, and has amended and restated the Plan on various occasions to comply with changes in the law and to make certain other necessary and desirable changes; and

WHEREAS, the Company most recently amended and restated the Plan generally effective December 1, 2006; and

WHEREAS, pursuant to Section 16.1 of the Plan, the Company has retained the right to make additional amendments thereto; and

WHEREAS, the Company desires to amend the Plan in order to be in good faith compliance with the Pension Protection Act of 2006, as well as certain provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008 and the Worker, Retiree, and Employer Recovery Act of 2008, and to make other necessary or desirable changes including the clarification of certain provisions for ease of interpretation;

NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the Company hereby amends the Plan, effective as hereinafter provided, as follows:

1.             Effective January 1, 2009, the following new subsection (d) shall be inserted into the Plan immediately following Plan Section 2.13(c):

“(d)                           Effective January 1, 2009, notwithstanding the foregoing, Compensation shall also include “differential wage payments.” A differential wage payment is any payment that (i) is paid by a Participating Company to a Participant with respect to any period during which the Participant is performing Military Service while on active duty for a period of more than 30 days and (ii) represents all or a portion of the wages the Participant would have received from the Participating Company if he were performing services for the Participating Company.  The Participant is considered an Employee for purposes of this provision and may make deferred pay contributions from such differential wage payments.  Note for informational purposes that neither considering such differential wage payments as Compensation nor allowing deferred pay contributions to be made from such payments shall cause the Plan to violate the anti-discrimination provisions of the Code at least to the extent that differential wage payments are available to all Employees (subject to certain rules) on reasonably equivalent terms and such Employees if eligible to participate in a retirement plan allowing deferred pay contributions are permitted to make such contributions from differential wage payments on a reasonably equivalent basis.”

2.             Effective January 1, 2009, Plan Section 2.29 shall be deleted in its entirety and the following new Plan Section 2.29 shall be substituted in lieu thereof:

“2.29                     Military Service.  The words “Military Service” shall mean, on and after December 12, 1994, “qualified military service” as defined in Code Section 414(u)(5) and which, for informational purposes, is a period of interruption of the employment of an Employee caused by service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code) by any individual if such individual is entitled to reemployment rights under such Chapter with respect to such service, but (except as otherwise provided in this Plan) only if the individual is reemployed under such Chapter.  For informational purposes, a period of Military Service generally shall include but not be limited to, but only to the extent required by law, a period during which an Employee performs duties in a uniformed service (including Reservists and the National Guard who are called to duty), in times of peace or war, whether voluntarily or involuntarily, including periods of actual service, active and inactive training duty, examination for fitness to serve, and the performance of funeral honors duty.  As used in this Section, the term “employment” means employment as an Employee, but excluding employment solely by reason of Military Service.

Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to Military Service are intended to be provided in accordance with Code Section 414(u).”

3.             Effective December 1, 2008, subsection (a) of Plan Section 4.3 shall be deleted in its entirety and the following new subsection (a) shall be substituted in lieu thereof:

“(a)                            Each Active Participant shall be treated as having elected that a percentage of his Safe Harbor Compensation be paid by a Participating Company to the Trustee hereunder and be treated as a deferred pay contribution by the Participating Company to the Plan, in accordance with the following schedule:

Year of Active Participation While Plan Satisfies Safe Harbor	Percentage of Safe Harbor Compensation
1st Year	3%
2nd Year	4%
3rd Year	5%
4th and Future Years	6%

The “1st Year” in the above table shall be deemed to begin on the date the deferred pay contribution begins and to the end on the last day of the following Plan Year.  Hence, the 1st Year may be as long as two (2) Plan Years.

Except as otherwise provided in this Section, the level of deferred pay contributions designated in this subsection shall be determined in accordance with the above schedule and continue in effect until changed or revoked in accordance with subsection (b), notwithstanding any changes in the amount of such Active Participant’s Compensation.

Application of the above schedule is subject to the following limitations:

(i)                                     the percentage must not have the effect of reducing the rate of a Participant’s deferrals;

(ii)                                  the percentage must not have the effect of violating other applicable rules (e.g. the limit on remuneration which may be taken into account under Code Section 401(a)(17), the deferral limits of Code Section 402(g) (with or without Catch Up Contributions) or the limit on allocations under Code Section 415); or

(iii)                               the rules requiring a six (6) month suspension of benefits due to a hardship distribution, provided that at the end of such suspension the deferral percentage which will apply under this Section will be the percentage that would have applied if no suspension had occurred.

Notwithstanding the foregoing, these automatic deferred pay contribution provisions shall not apply to any Covered Employee who was an Active Participant immediately before the date on which this Plan is intended to qualify as a safe harbor plan and had in effect a deferred pay contribution election or an election not to make deferred pay contributions in accordance with Section 4.1 hereof.  Such Active Participants’ existing deferred pay contribution elections shall remain in effect until changed or revoked in accordance with subsection (b).”

4.             Effective January 1, 2007, the following new Plan Section 4.10 shall be inserted in the Plan immediately following Plan Section 4.9:

“4.10                     Allocations on Behalf of Certain Participants with Military Service.  A Participant who dies or becomes Disabled on or after January 1, 2007 while performing Military Service shall be treated as if he had resumed employment in accordance with his reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 on the day preceding his death or Disability, as the case may be, and terminated employment due to such death or Disability on the actual date of his death or Disability.  The Participant’s Deferred Pay Account will be credited with amounts equivalent to deferred pay contributions for the period of such Military Service.  The amount of deferred pay contributions of such Participant shall be determined on the basis of the Participant’s average actual deferred pay contributions for the lesser of:  (i) the 12-month period of service with the Participating Company immediately prior to the Military Service; or (ii) if service with the Participating Company is less than such 12-month period, the actual length of continuous service with the Participating Company.  No such allocation shall be provided if such allocation would be considered discriminatory under Code Section 414(u)(9)(B).”

5.             Effective December 1, 2010, the following new Plan Section 4.11 shall be inserted in the Plan immediately following Plan Section 4.10:

“4.11                     Effect of Hardship Distribution on Pre-Tax Contributions.  In the event a Participant receives a distribution from his Deferred Pay Account and/or Profit Sharing Account as a result of hardship as described in Article 13A hereof, such Participant’s deferred pay contributions under Section 4.1 hereof, together with any pre-tax and post-tax contributions made under any other plan maintained by a Participating Company or any Affiliate, shall be suspended for a six (6) month period after receipt of a hardship distribution.  Thereafter, such Participant may make a new deferred pay contribution election in accordance with Section 4.1 hereof or shall be deemed to have affirmatively elected not to make a deferred pay contribution, subject to the provisions of Section 4.3 hereof.”

6.             Effective January 1, 2007, Plan Section 5.1 shall be deleted in its entirety and the following new Plan Section 5.1 shall be substituted in lieu thereof:

“5.1                           Company Contribution.  For each Taxable Year, a Participating Company may, not later than the last day upon which it may make a contribution under this Plan and secure under the Code a deduction of such contribution in the computation of its Federal income taxes for the Taxable Year for which such payment is made (unless a later date is provided for in this Plan or directed by the Company) make such a contribution in cash or other property.  The amount of each such contribution shall be approved, ratified or confirmed by the Board of Directors of the Company.  Prior to the date the Participating Company pays a contribution to the Trustee, the Company shall designate the portion of said contribution, if any, to be allocated as an employer profit sharing contribution in accordance with Section 5.5 hereof, the portion of said contribution, if any, to be allocated as an employer base contribution in accordance with Section 5.6 hereof, and the portion of said contribution, if any, to be allocated as an employer safe harbor contribution in accordance with Section 5.7 hereof.  In addition, the Company shall designate the method of allocation for employer profit sharing contributions under Section 5.5 hereof and employer base contributions under Section 5.6 hereof to the extent required by law.  Any contribution to this Plan may be made by or on behalf of the Company or by or on behalf of any Participating Company or Affiliate at the discretion of the Company.”

7.             Effective December 1, 2009, Plan Section 5.5 shall be deleted in its entirety and the following new Plan Section 5.5 shall be substituted and inserted in lieu thereof:

“5.5                           Allocation of Employer Profit Sharing Contributions.  The Profit Sharing Account of each Participant eligible to receive an allocation of the contributions made pursuant to Section 5.1 hereof and designated as employer profit sharing contributions shall be credited with a portion of the Participating Companies’ employer profit sharing contribution determined in accordance with a Compensation-based allocation formula.  Under such formula, each Profit Sharing Account of a member of a particular allocation group shall be credited with that portion of the Participating Companies’ employer profit sharing contribution for the Plan Year for such group which bears the same relationship to the Participating Companies’ employer profit sharing contribution for such group as such Participant’s Compensation during such Plan Year bears to the total Compensation of all such Participants in such group employed by all Participating Companies during such Plan Year whose Profit Sharing Accounts are eligible to receive such an allocation, reduced by the amount allocated to his Employer Base Account.  The preceding sentence shall be subject to the provision that: (i) to the extent different groups of Highly

Compensated Employees are eligible to receive allocations in differing amounts from other groups of Highly Compensated Employees, and likewise for different groups of Non-Highly Compensated Employees, such allocations shall be made on a nondiscriminatory basis and (ii) such groups shall be broadly defined (e.g. Highly Compensated Employees, Non-Highly Compensated Employees, salaried Employees, hourly Employees, exempt Employees, nonexempt Employees or Employees located at a certain facility).  Amounts credited to a Participant’s Profit Sharing Account shall be subject to the applicable vesting schedule set forth in Section 2.50 hereof.”

8.             Effective December 1, 2009, Plan Section 5.6 shall be deleted in its entirety and the following new Plan Section 5.6 shall be substituted and inserted in lieu thereof:

“5.6                           Allocation of Base Contributions.  The Employer Base Account of each Participant eligible to receive an allocation of the contributions made pursuant to Section 5.1 hereof and designated as employer base contributions shall be credited with a portion of the Participating Companies’ employer base contribution determined in accordance with a Compensation-based allocation formula.  Under such formula, each Employer Base Account of a member of a particular allocation group shall be credited with that portion of the Participating Companies’ employer base contribution for the Plan Year for such group which bears the same relationship to the Participating Companies’ employer base contribution for such group as such Participant’s Compensation during such Plan Year bears to the total Compensation of all such Participants in such group employed by all Participating Companies during such Plan Year whose Employer Base Accounts are eligible to receive such an allocation.  The preceding sentence shall be subject to the provision that: (i) to the extent different groups of Highly Compensated Employees are eligible to receive allocations in differing amounts from other groups of Highly Compensated Employees, and likewise for different groups of Non-Highly Compensated Employees, such allocations shall be made on a nondiscriminatory basis and (ii) such groups shall be broadly defined (e.g. Highly Compensated Employees, Non-Highly Compensated Employees, salaried Employees, hourly Employees, exempt Employees, nonexempt Employees or Employees located at a certain facility).  Amounts credited to a Participant’s Employer Base Account shall be fully vested and nonforfeitable at all times.”

9.             Effective January 1, 2007, Plan Section 5.9 shall be deleted in its entirety and the following new Plan Sections 5.9 and 5.10 shall be substituted and inserted in lieu thereof:

“5.9                           Employer Contributions and Allocations Upon Return From Military Service.  In the event an Employee timely returns from Military Service to employment with any Participating Company or Affiliate, any profit sharing contribution, employer base contribution or safe harbor contribution that would have been made on behalf of such Participant, had he not been performing such Military Service, shall be made on his behalf and allocated to his Profit Sharing Account, Employer Base Account and/or Safe Harbor Account, as applicable, in accordance with Code Section 414(u).  The Participating Company shall attempt to make and allocate such contributions by the later of (a) ninety (90) days after the date the Employee returns to employment or (b) at such time as contributions are normally due for the Plan Year of such return but not later than the lesser of three (3) times the length of his Military Service or five (5) years following such return to employment.

5.10                           Allocations on Behalf of Certain Participants with Military Service.  A Participant who dies or becomes Disabled on or after January 1, 2007 while performing Military Service shall be treated as if he had resumed employment in accordance with his reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 on the day preceding his death or Disability, as the case may be, and terminated employment due to such death or Disability on the actual date of his death or Disability.  The Participant’s Profit Sharing Account, Employer Base Account and/or Safe Harbor Account will be credited with amounts equivalent to profit sharing, base and/or safe harbor contributions for the period of such Military Service.  The amount of such contributions shall be determined on the basis of the Participant’s average actual compensation for the lesser of:  (i) the 12-month period of service with the Participating Company immediately prior to the Military Service; or (ii) if service with the Participating Company is less than such 12-month period, the actual length of continuous service with the Participating Company.  Such contribution and allocation shall be made within the period described in Section 5.9 hereof calculated as if the date the Plan Administrator learns of his death or Disability were the date of his return to employment.  No such allocation shall be provided if such allocation would be considered discriminatory under Code Section 414(u)(9)(B).”

10.           Effective December 1, 2008, the references to Plan Section “6.2” in the second paragraph of Plan Section 6.5 dealing with correction of violation of the deferral percentage limit shall be deleted and replaced with references to Plan Section “6.3.”

11.           Effective December 1, 2008, subsections (c) and (d) of Plan Section 6.5 shall be deleted in their entirety and the following new subsections (c) and (d) shall be substituted in lieu thereof:

“(c)                            2006/2007 Plan Year Gap Period Income.  With respect to the Plan Years beginning December 1, 2006 and December 1, 2007, income and losses for the gap period (the period after the close of the Plan Year and prior to distribution) must be calculated and distributed using one of the following formulae:

(1)                                  Safe Harbor Method for Allocating Gap Period Income.  Gap period income may be allocated by multiplying ten percent (10%) of the income allocable to the amount determined under subsection (b) above by the number of calendar months that have elapsed since the end of the Plan Year, provided that the number of elapsed calendar months shall include the month of distribution if such distribution is made after the fifteenth (15th) day of such month; or

(2)                                  Alternative Method for Allocating Plan Year and Gap Period Income.  Income and losses for the aggregate of the Plan Year and the gap period may be calculated by applying the method described in subsection (b) above to the aggregate period, by substituting the “net income for the Plan Year” with the “net income for the Plan Year and gap period” and substituting the “net income for the Plan Year allocable to such amounts” with “net income for the Plan Year and gap period allocable to such amounts; and

(d)                                 2008 Plan Year and Later Gap Period Income.  With respect to Plan Years beginning on and after December 1, 2008, no gap period income shall be provided (as permitted by Code Section 401(k)(8)(A)(i)).”

12.           Effective December 1, 2007, the following new Plan Section 7.9 shall be inserted into the Plan immediately following Plan Section 7.8:

“7.9                           Publicly Traded Employer Securities.  Subject to Section 7.9(d) hereof, effective on and after December 1, 2007, the following provisions will apply to employer securities held by the Plan:

(a)                                  General - Notwithstanding the general provisions of this Article 7, in the event the Plan directs that any portion of the Deferred Pay Accounts of Participants or Beneficiaries be invested in publicly traded employer securities, such individuals must be permitted to direct the Plan to divest any such securities and to reinvest an equivalent amount in such other investment options as are described below.  Furthermore, in the event the Plan directs that any portion of the Deferred Pay Accounts of Participants who have completed three years of service, or of Beneficiaries, be invested in publicly traded employer securities, such individuals must be permitted to direct the Plan to divest any such securities and to reinvest an equivalent amounts in such other investment options as are described below.

For purposes of this Section, “other investment options” must include not less than three investment options, other than employer securities, to which the Participant or Beneficiary may direct the proceeds of the divestment of employer securities required under this Section, each of which is diversified and has materially different risk and return characteristics.

Divestment and reinvestment opportunities must be offered at least quarterly.  Except as may be provided in Treasury regulations, securities laws and/or other guidance issued by the Internal Revenue Service, no restrictions or conditions may be imposed that are not imposed on other Plan assets and investments.  Notwithstanding anything in this Section to the contrary, the diversification requirements described herein shall not apply with respect to a Plan Year if the Plan is a one-participant plan.

(b)                                 Definitions - For purposes of this Section, the following phrases shall have the following meanings:

(1)                                  “Publicly traded employer securities” means employer securities that are readily tradable on an established securities market.  In addition, a plan holding employer securities that are not publicly traded employer securities shall be treated as holding publicly traded employer securities if any employer corporation, or any member of a controlled group of corporations that includes such employer corporation, has issued a class of stock that is a publicly traded employer security, unless the employer corporation (or parent corporation of an employer corporation) has neither (i) issued any publicly traded employer security, nor (ii) issued any special class of stock that grants particular rights to, or bears particular risks for, the holder or issuer with respect to any employer corporation, or any member of a controlled group of corporations that includes such employer corporation, that has issued publicly traded employer securities.

(2)                                  “One-participant plan” means a plan for which each of the following conditions is met:  (i) on the first day of a Plan Year, the Plan covers only one individual (or the individual and his spouse) and the individual (or the individual and his spouse) owns 100% of the Plan sponsor (whether or not incorporated), or covers only one or more partners (or partners and their spouses) in the Plan sponsor; (ii) the Plan meets the minimum coverage requirements of Code Section 410(b) without being combined with any other plan of the business that covers the employees of the business; (iii) the Plan does not provide benefits to anyone except the individual (and the individual’s spouse) or the partners (and their spouses); (iv) the Plan does not cover a business that is a member of an affiliated service group, a controlled group of corporations or a group of businesses under common control; and (v) the Plan does not cover a business that uses the services of leased employees.  For purposes of this paragraph, “partner” includes a 2-percent shareholder of an S corporation.

(c)                                  Transition Rule - The general divestment and reinvestment rule applicable to Deferred Pay Accounts shall be phased in for each class of employer securities acquired in a Plan Year beginning before December 1, 2007, according to the following schedule:

Plan Year to which this Section 7.9 applies:	Percentage of such Accounts subject to Divestment and Reinvestment rule:
1st	33%
2nd	66%
3rd and thereafter	100%

Notwithstanding the foregoing, this transition rule shall not apply to a Participant who has attained age 55 and completed at least three years of service before the first Plan Year beginning after December 31, 2005.

(d)                                 Effective Date - This Section shall become effective as of the first day of the first Plan Year beginning after December 31, 2006.  Notwithstanding the foregoing, in the event the Plan is a collectively bargained plan, this Section shall become effective as of the earlier of (i) the later of December 31, 2007 or the date on which the last of such collective bargaining agreements terminates (determined without regard to any extension after the date of enactment of the Pension Protection Act of 2006 (i.e. August 17, 2006)) or (ii) December 31, 2008.”

13.           Effective January 1, 2007, the following new Plan Section 11.9 shall be inserted into the Plan immediately following Plan Section 11.8:

“11.9                     Death of Participant in Military Service.  Upon the death of a Participant who dies on or after January 1, 2007 while performing Military Service, the Participant’s Beneficiary shall be entitled to any additional benefits that would have been provided to such Beneficiary, other than the accrual of additional benefits or contributions during the period of Military Service, had the Participant resumed employment in accordance with his reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 on the day preceding his death and terminated employment due to his death on the actual date of his death (e.g., vesting (if applicable), eligibility for ancillary benefits and so forth).”

14.           Effective January 1, 2009, the following new subsection (e) shall be inserted into the Plan immediately following Plan Section 12.6(d):

“(e)                            Notwithstanding any provisions of this Section to the contrary, any Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (which provided for a permissive waiver of such required minimum distributions for calendar year 2009), and who would have satisfied that requirement by receiving distributions that are (i) at least equal to the 2009 required minimum distributions or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 required minimum distributions) made at least annually and expected to last for the life (or life expectancy) of the Participant and the Participant’s Beneficiary, or for a period of at least 10 years, will receive such distribution(s) for 2009 unless the Participant or Beneficiary elects not to receive such distribution(s).  Participants and Beneficiaries described in the preceding sentence will be given the opportunity to decline to receive the distributions described in the preceding sentence.

In addition, notwithstanding Section 12.10 hereof, and solely for purposes of applying the direct rollover provisions of the Plan, distributions made with respect to 2009 required minimum distributions in accordance with the preceding paragraph will be treated as eligible rollover distributions.”

15.           Effective January 1, 2007 and as otherwise provided therein, Plan Section 12.10 shall be deleted in its entirety and the following new Plan Section 12.10 shall be substituted in lieu thereof:

“12.10               Rules for Payment of Lump Sums and Automatic and Elective Direct Rollovers.  Any distribution made hereunder to a distributee shall be made directly to such distributee unless he elects a direct rollover pursuant to the second paragraph of this Section or unless a direct rollover is made pursuant to Section 12.8(b) hereof; provided, however, that any distributee who is not subject to the automatic rollover provisions of Section 12.8(b) hereof must acknowledge in writing that he understands that any payment of more than Two Hundred Dollars ($200.00) in cash that is eligible under Code Section 402(c) to be rolled over to an eligible retirement plan will be subject to withholding taxes.

Each distributee shall have the right to direct that any distribution that, under Code Section 402(c), qualifies as an eligible rollover distribution be transferred directly to an eligible retirement plan. A distributee may direct that part of the distribution be transferred directly to an eligible retirement plan and the balance be paid to him, provided that the amount directly transferred to the eligible retirement plan shall be at least Five Hundred Dollars ($500.00). A distributee is not permitted to direct that his distribution be transferred directly to more than one eligible retirement plan.  In the event a distributee fails to make any direction within the time prescribed pursuant to reasonable procedures established by the Plan Administrator, the distribution shall be paid directly to him, subject to the automatic rollover provisions of Section 12.8(b) hereof, after deduction of appropriate withholding taxes.

Unless the context otherwise indicates, the following terms shall have the following meanings whenever used in this Section:

(a)                                  “eligible rollover distribution” shall mean any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:

(1)                                  any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more;

(2)                                  any distribution to the extent such distribution is required under Section 12.5 or 12.6 hereof, which reflects the requirements under Code Section 401(a)(9);

(3)                                  the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); provided, however, that effective for distributions made on or after January 1, 2002, after-tax contributions and amounts attributable thereto shall not be excluded under this subparagraph (3); or

(4)                                  effective for distributions made on or after January 1, 1999 and prior to January 1, 2002, any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV), and effective for distributions made on or after January 1, 2002, any distribution that is made upon the hardship of an Employee;

(b)                                 “eligible retirement plan” shall mean:

(1)                                  an individual retirement account described in Code Section 408(a), including any such individual retirement account as may be selected by the Plan Administrator in accordance with Section 12.8(b) hereof;

(2)                                  an individual retirement annuity described in Code Section 408(b);

(3)                                  an annuity plan described in Code Section 403(a);

(4)                                  a qualified trust described in Code Section 401(a);

(5)                                  for distributions made on or after January 1, 2002, an eligible deferred compensation plan described in Code Section 457(b) that is maintained by an eligible employer described in Code Section 457(e)(1)(A);

(6)                                  for distributions made on or after January 1, 2002, an annuity contract described in Code Section 403(b);

(7)                                  for distributions made on or after January 1, 2008, a Roth IRA described in Code Section 408A (during the period January 1, 2008 through December 31, 2009, a Roth IRA is an eligible retirement plan only if the distributee satisfies applicable requirements; however the Plan has no duty to determine whether those requirements have been satisfied); or

(8)                                  for distributions of after-tax contributions and amounts attributable thereto on and after January 1, 2007, a defined benefit plan or 403(b) annuity which separately accounts for such contributions and amounts;

that accepts the distributee’s eligible rollover distribution.

Notwithstanding the foregoing, for Plan Years beginning prior to January 1, 2002, in the case of an eligible rollover distribution to the surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

Notwithstanding the foregoing, in the case of an eligible rollover distribution to a designated Beneficiary, as provided under subsection (c) below, an eligible retirement plan is an individual retirement account or individual retirement annuity that is established for the purpose of receiving the distribution on behalf of the designated Beneficiary.

(c)                                  “distributee” shall mean:

(1)                                  an Employee or former Employee; and

(2)                                  an Employee’s or a former Employee’s surviving Spouse and an Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee (as defined in Section 15.1(a) hereof) without regard to the interest of the Spouse or former Spouse; and

(3)                                  For distributions made on or after January 1, 2007, a Beneficiary designated in accordance with Section 11.5 hereof.

(d)                                 “direct rollover” shall mean a payment by the Plan to the eligible retirement plan specified by the distributee or, in the case of a direct rollover made pursuant to Section 12.8(b) hereof, by the Plan Administrator.”

16.           Effective with respect to individuals ordered to active duty after September 11, 2001, the following new Plan Section 12.14 shall be inserted into the Plan immediately following Plan Section 12.13:

“12.14               Qualified Reservist Distributions. Notwithstanding the general provisions of the Plan limiting distributions to certain events, a Qualified Reservist ordered or called to active duty after September 11, 2001, may withdraw all or a portion of the value of his Deferred Pay Account valued as of the latest prior Valuation Date during the period beginning on the date of such order or call and ending at the close of the active duty period. Such a withdrawal shall be referred to in this Section as a Qualified Reservist Distribution.

Distributions pursuant to this Section may not be made without the written consent of the Participant and, for any such distribution to which the provisions of Section 22.6 hereof apply without the written consent of such Participant’s Spouse acknowledging the effect thereof pursuant to Sections 22.6 and 22.7 hereof.

Any Participant who receives a Qualified Reservist Distribution may, at any time during the two year period beginning on the day after his active duty period ends, repay all or part of such distribution.  The dollar limitations otherwise applicable to contributions shall not apply to such repayment.

“Qualified Reservist” means a Participant who is a member of the reserve component of the military (as defined in Section 101 of Title 37, United States Code) who is ordered or called up to active duty for a period in excess of 179 days or for an indefinite period.”

17.           Effective January 1, 2009, the following new Plan Section 12.15 shall be inserted into the Plan immediately following Plan Section 12.14:

“12.15               HEART Act Distributions.  Notwithstanding any provision in the Plan to the contrary, effective on and after January 1, 2009, the fact that a Participant receives differential wage payments as described in Section 2.13(d) hereof, during a period of Military Service of more than 30 days shall not prevent him from withdrawing all or a portion of the value of his Deferred Pay Account valued as of the latest prior Valuation Date during the period beginning on the date of such order or call and ending at the close of the active duty period.  Any withdrawal made in accordance with this Section shall be subject to the following rules and restrictions: (i) the Participant making the withdrawal shall be treated as having had a severance of employment for such purposes during the period of such Military Service and (ii) such Participant may not make deferred pay contributions during a six-month period beginning on the date of withdrawal.  Note for informational purposes that such withdrawal may be subject to the generally applicable 10% early withdrawal penalty assessed under Code Section 72(t).”

18.           Effective December 1, 2010, the following new Article 13A shall be inserted into the Plan immediately following Article 13:

“ARTICLE 13A
HARDSHIP DISTRIBUTIONS

13A.1                 Hardship Distribution Application.  In case of hardship, a Participant may apply to the Plan Administrator for a hardship distribution.  For purposes of this Section, a distribution shall be on account of hardship only if the distribution is made on account of an immediate and heavy financial need.  In no event shall any amounts be distributed to a Participant pursuant to this Section prior to his Termination of Employment unless the Plan Administrator determines that:

(a)                                  the distribution is necessary to satisfy the financial need; and

(b)                                 the Participant is unable to eliminate the hardship out of other resources which are reasonably available to the Participant, including but not limited to assets of the Participant’s Spouse and minor children that are reasonably available to the Participant and an available  Plan loan in accordance with Article 13 hereof.  The Plan Administrator may rely on the Participant’s representation (made in writing or other permissible means) with respect to this Subsection (b) unless it has actual knowledge to the contrary.

13A.2                 Immediate and Heavy Financial Need.  A distribution will be made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

(a)                                  expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether such expenses exceed 7.5% of adjusted gross income) and are incurred by the Participant, the Participant’s Spouse or any dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant;

(b)                                 costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(c)                                  payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant, the Participant’s Spouse, children, dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(d)                                 payment necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence;

(e)                                  payments for burial or funeral expenses for the Participant’s deceased parent, spouse children, dependents (as defined in Code Section 152 without regard to Code Section  152(d)(1)(B)); or

(f)                                    expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether such expenses exceed 10% of adjusted gross income).

13A.3                 Determination of Amount Necessary to Satisfy Immediate and Heavy Financial Need.  A distribution will be deemed necessary to satisfy an immediate and heavy financial need of a Participant only if all of the following requirements are satisfied:

(a)                                  the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from such distribution or any processing or administrative fees;

(b)                                 the Participant has obtained all distributions, other than hardship distributions, withdrawals and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Participating Companies or any Affiliate or any other employer unless such distribution, withdrawal or loan would have the effect of increasing the amount of the hardship; and

(c)                                  the Participant is prohibited, under the terms of this Plan and all other plans maintained by the Participating Companies or any Affiliate (or other legally enforceable agreement), from making deferred pay contributions, other elective contributions and post-tax contributions to this Plan and such other plans until at least six (6) months after receipt of the hardship distribution.  For this purpose the phrase “all other plans” includes a stock option, stock purchase or similar plan or a cash or deferred arrangement that is part of a cafeteria plan within the meaning of Code Section 125.  The phrase “all other plans” does not include a health or welfare benefit plan including one that is part of a cafeteria plan within the meaning of Code Section 125 or the mandatory employee contribution portion of a defined benefit plan.

By virtue of this Section and Section 4.11 hereof, this Plan provides for the restrictions contained in subparagraph (c) above.

13A.4                 Permitted Distributions.  If the Plan Administrator determines that the criteria set forth in Sections 13A.1, 13A.2 and 13A.3 hereof are satisfied with respect to a Participant, it may order a distribution of all or a portion of the sum of:

(a)                                  the lesser of:

(i)                                     such Participant’s Deferred Pay Account balance; and

(ii)                                  the aggregate amount of the deferred pay contributions made to his Deferred Pay Account; and

(b)                                 such Participant’s Vested Interest in his Profit Sharing Account.

13A.5                 Method of Distribution.  If the Plan Administrator orders a distribution pursuant to this Article 13A, such distribution shall be made in a single sum distribution as described in Section 12.3 hereof.  Any such hardship distribution shall be subject to the withholding requirements of the Code.  If the Plan Administrator directs that such distribution be made, it may thereafter, if it determines that such hardship no longer exists or upon agreement with the Participant, direct that any amounts of such distribution remaining unpaid not be distributed.  Amounts distributed to a Participant under this Article 13A shall be debited to the appropriate Account as they are paid.

13A.6                 Administration of Hardship Provisions.  Neither the application for nor payment of any distribution in accordance with this Article 13A shall have the effect of terminating a Participant’s participation in this Plan.  The Plan Administrator may prescribe the use of such forms, conduct such investigation, require the making of such representations and warranties, and require such consents (including Spousal consents) as it deems desirable to carry out the purpose of this Article 13A.”

19.           Effective December 1, 2006, Plan Article 17 shall be deleted in its entirety and the following new Plan Article 17 shall be substituted in lieu thereof:

“ARTICLE 17
TOP-HEAVY PROVISIONS

17.1                           Application of Special Rules if Plan is Top-Heavy.  During any Plan Year that this Plan is top-heavy, as determined in accordance with Section 17.2 hereof, the special rules contained in Section 17.3 hereof shall apply.

17.2                           Determination of Top-Heavy Status.  This Plan shall be considered to be top-heavy in any Plan Year if, as of the Determination Date for such Plan Year, all the aggregation groups of which this Plan is a member are Top-Heavy Groups.  In the event that in any Plan Year this Plan is a member of an aggregation group that is not a Top-Heavy Group, this Plan shall not be considered to be top-heavy for such Plan Year.  Notwithstanding any provision of this Plan to the contrary, to the extent permitted by law, this Plan shall not be considered top-heavy during any Plan Year beginning on or after December 1, 2008, in which the Company determines that the Plan is intended to qualify as a “safe harbor” plan in accordance with Plan Section 4.3 hereof.

Unless the context otherwise indicates, the following terms used herein shall have the following meanings whenever used in this Article:

(a)                                  “Determination Date” shall mean the last day of the preceding Plan Year.

(b)                                 “Key Employee” shall mean a “key employee” as described in Code Section 416(i) which is hereby incorporated by reference and which is described for informational purposes herein as of the Restatement Date as any Employee or former Employee of a Participating Company or an Affiliate who at any time during the Plan Year is:

(1)                                  an officer of a Participating Company or an Affiliate having Testing Compensation from the Participating Company and all Affiliates for the Plan Year of determination greater than the limit prescribed in Code Section 416(i), adjusted for changes in the cost of living as prescribed by the Secretary of the Treasury pursuant to such Code Section and Code Section 415(d) (for informational purposes, the Testing Compensation limit was $150,000 for the 2008 Plan Year and $160,000 for the 2009 through 2011 Plan Years);

(2)                                  a five percent (5%) actual or constructive owner of a Participating Company or an Affiliate; or

(3)                                  a one percent (1%) actual or constructive owner of a Participating Company or an Affiliate having Testing Compensation from a Participating Company and all Affiliates for the Plan Year of determination greater than One Hundred Fifty Thousand Dollars ($150,000);

provided that any such Employee also performed services for a Participating Company or an Affiliate during the one (1) year period ending on the Determination Date; and provided that an amount held for the Beneficiary of a Key Employee who is deceased shall be deemed to be an amount held for a Key Employee.

(c)                                  “Non-Key Employee” shall mean any Employee of a Participating Company or an Affiliate who is not a Key Employee including any Employee who was formerly a Key Employee.

(d)                                 “Permissive Aggregation Group” shall mean the Required Aggregation Group plus each pension, profit sharing and stock bonus plan of a Participating Company or any Affiliate, including each such plan terminated during the five (5) year period ending on the Determination Date, which, when considered as a group with the Required Aggregation Group, would continue to comply with Code Sections 401(a)(4) and 410.

(e)                                  “Required Aggregation Group” shall mean each pension, profit sharing and stock bonus plan of a Participating Company or any Affiliate, including each such plan terminated during the five (5) year period ending on the Determination Date, in which a Key Employee is a Participant and each other pension, profit sharing and stock bonus plan which enables such plans to meet the requirements of Code Section 401(a)(4) or 410.

(f)                                    “Top Heavy Group” shall mean any aggregation group if the sum, as of the Determination Date, of:

(1)                                  the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such group; and

(2)                                  the aggregate of the account balances of Key Employees under all defined contribution plans included in such group;

exceeds sixty percent (60%) of a similar sum determined for all Accountholders permitted to be taken into account pursuant to Code Section 416(g), with such values being determined for each plan as of the most recent valuation date occurring on the Determination Date or within the twelve (12) month period ending on the Determination Date and subject to appropriate adjustments under said Code Section 416(g), including the requirement that benefits and accounts of an Employee:

(A)                              be increased by the aggregate distributions with respect to such Employee during the one (1) year period (or, for distributions made for reasons other than severance from employment, death or disability, the five (5) year period) ending on the most recent Determination Date;

(B)                                not take into account any accrued benefit or account balance of an individual who has not performed services for a Participating Company or an Affiliate during the one (1) year period ending on the most recent Determination Date; and

(C)                                not take into account any accrued benefit or account balance of an individual who is a Non-Key Employee with respect to any plan included in the aggregation group for any Plan Year, but who was a Key Employee with respect to such plan for any prior Plan Year; and

(D)                               not take into account any rollover contribution (or similar transfer) initiated by the Employee and made after December 31, 1983).

(g)                                 “Valuation Date” means:

(1)                                  in the case of a defined contribution plan, a date as of which account balances are valued; and

(2)                                  in the case of a defined benefit plan, a date as of which liabilities and assets are valued for computing plan costs for purposes of determining the plan’s minimum funding requirements under Code Section 412.

In making any of the aforementioned determinations, contributions due but unpaid as of the Determination Date shall be included in determining the value of account balances, if any.  In addition, the present value of cumulative accrued benefits shall be determined as if they accrued no more rapidly than the slowest rate of accrual permitted under the fractional rule of Code Section 411(b)(1)(C) utilizing the actuarial factors and assumptions set forth in the defined benefit plans included in the aggregation groups.  Furthermore, for purposes of making the aforementioned calculations with respect to defined benefit plans, proportional subsidies, and benefits not relating to retirement benefits such as pre retirement death and disability benefits and post retirement medical benefits, are to be disregarded but nonproportional subsidies are to be taken into account.

17.3                           Top-Heavy Minimum Contributions.  During any Plan Year that this Plan is top-heavy, the Participating Companies shall make minimum contributions to this Plan or to any other defined contribution plan of the Participating Companies or any Affiliate on behalf of each Non-Key Employee employed by a Participating Company or any Affiliate who (i) is not covered by a collective bargaining agreement; (ii) is a Participant on the Allocation Date coinciding with the last day of such year or was a Participant whose employment terminated on or as of said Allocation Date; and (iii) is not a Participant in a defined benefit pension plan that provides him with a minimum accrued benefit (regardless of whether such accrued benefit is offset by benefits under this Trust and Plan) which satisfies the requirements of Code Section 416(c)(1).  Such contributions, in the aggregate, when combined with the forfeitures allocable to such Non-Key Employee under this Plan and all other defined contribution plans of the Participating Companies or any Affiliate, shall be at least equal to the greater of (a) and (b) below, where:

(a)                                  equals the lesser of (1) and (2) below, where:

(1)                                  equals three percent (3%) of the Non-Key Employee’s Testing Compensation during the Plan Year; and

(2)                                  equals the largest percentage of Testing Compensation provided to any Key Employee by the contributions of the Participating Companies or any Affiliate and by forfeitures for such Plan Year; and

(b)                                 equals such other percent of the Non-Key Employee’s Testing Compensation from the Participating Companies and all Affiliates as may be necessary to satisfy the requirements of Code Sections 401 and 416.

For purposes of determining the percentage set forth in subparagraph (a)(2) above, a Participating Company’s contribution made pursuant to Code Section 401(k) and excluded from the gross income of a Key Employee pursuant to Code Section 402(e)(3) shall be taken into account. However, a Participating Company’s contribution made pursuant to Code Section 401(k) with respect to a Non-Key Employee shall not be taken into account when determining the Participating Company contributions for Non-Key Employees required under this Section.

If this Plan is top-heavy for a Plan Year and if a Participant who is a Non-Key Employee is also a participant in any other defined contribution plan maintained by a Participating Company or Affiliate, the minimum provided hereunder shall be provided before any minimum under such other plan and shall reduce the amount of the top-heavy minimum, if any, required thereunder.  Furthermore, if this Plan is top-heavy for a Plan Year and if a Participant who is a Non-Key Employee is also a participant in any defined benefit plan maintained by a Participating Company, the minimum benefit provided under such defined benefit plan shall be provided before any minimum contribution under this Plan, and the benefit provided under such defined benefit plan shall be offset by the actuarial equivalent of the amounts, if any, credited to the Participant’s accounts for such year under this Plan and any other defined contribution plan maintained by a Participating Company or Affiliate.”

20.           Effective January 1, 2011, Plan Section 18.1 shall be deleted in its entirety and the following new Section 18.1 shall be substituted in lieu thereof:

“18.1       Rollovers and Transfers From Other Tax Qualified Retirement Plans.  In the event that:

(a)           any Employee of a Participating Company shall have been, prior to his becoming an Employee of a Participating Company, a participant under another tax qualified retirement plan (including for purposes of this Section a tax qualified retirement plan under Code Section 401(a), an annuity plan described in Code Section 403(a), a tax deferred annuity described in Code Section 403(b) or an eligible deferred compensation plan described in Code Section 457(b) maintained by an eligible employer which is a governmental entity described in Code Section 457(e)(1)(A)) from which a rollover distribution (including a direct transfer described in Code Section 401(a)(31)) was made or is available;

(b)           either:

(1)                                  the custodian or trustee of the assets of such other tax qualified retirement plan held pursuant to said plan on behalf of said Employee; or

(2)                                  the Employee who holds assets distributed to him during the preceding sixty (60) days from such plan;

shall agree or request to rollover said assets to the Trustee hereunder;

(c)           the assets to be so rolled over shall not be made available to said Employee in the course of the rollover except to the extent permitted by paragraph (b)(2) above;

(d)           the amount of the rollover is not less than One Thousand Dollars ($1000.00);

(e)           if the rollover is from a plan not maintained by the Company or an Affiliate, the Employee has become a Participant in the Plan; and

(f)            the Plan Administrator consents to the transfer,

the Trustee hereunder shall accept such rollover assets and hold and administer them pursuant to the terms and provisions of this Plan and this Article.  To the maximum extent permitted by law the Plan Administrator may rely on representations of the Employee that the assets proposed to be rolled over qualify for rollover.

In addition to such rollover contributions, the Trustee may acquire assets by plan merger or other transfer, including merger with or transfer from the plan of an Affiliate.  In such case, the preceding provisions of this Section shall apply to the extent they are relevant.

Upon the receipt of any of said assets, the Trustee shall appropriately credit such amount to Accounts established for the Employee on whose behalf the assets were so transferred, as follows:

(A)                              if the receipt by the Plan of said assets was the result of a rollover in accordance with Subsections (a) through (f) above, such assets shall be allocated to a Rollover Account (and sub-accounts may be established thereunder to the extent separate accounting is required; e.g. for after tax amounts); and

(B)                                if the receipt by the Plan of said assets was the result of a merger or other transfer in accordance with the preceding paragraph, such assets shall be allocated to one or more accounts which correspond to the account(s) from which such amounts were transferred so that proper accounting and Code Section 411(d)(6) compliance can be obtained.”

21.           Effective December 1, 2007, the third paragraph of Plan Section 21.1 shall be deleted in its entirety and the following new third paragraph shall be substituted in lieu thereof:

“Prior to determining the Participant’s actual Testing Compensation for a Limitation Year, the Company may determine the Maximum Permissible Amount for each Participant on the basis of a reasonable estimate of his Testing Compensation for such Limitation Year, uniformly determined for all similarly situated Participants.  As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year shall be determined on the basis of the Participant’s actual Testing Compensation for the Limitation Year.  In the event a Participant would otherwise be credited with excess Annual Additions, benefits or projected benefits, such excess shall be adjusted in accordance with the provisions set forth in Section 21.2 hereof.”

22.           Effective December 1, 2007, Plan Section 21.2 shall be deleted in its entirety and the following new Plan Section 21.2 shall be substituted in lieu thereof:

“21.2                     Reduction of Excess Benefits.  On and after December 1, 2007, in the event a Participant, who would otherwise be credited with excess Annual Additions, is also a participant under any other defined contribution plan of a Participating Company or any Related Company, adjustment under Code Section 415 shall be made in the following order:

(1)                                  first, employee deferred pay contributions made pursuant to a Participant’s Compensation reduction election under Section 4.1 hereof shall be reduced;

(2)                                  second, profit sharing contributions made pursuant to Section 5.1 hereof shall be reduced;

(3)                                  third, employer base contributions made pursuant to Section 5.1 hereof shall be reduced;

(4)                                  fourth, effective December 1, 2008, safe-harbor contributions made pursuant to Section 5.1 hereof shall be reduced;

(5)                                  fifth, annual additions under any other defined contribution plan of a Participating Company or a Related Company, other than contributions, if any, made by the Participating Company or Related Company at the election of the Participant, in lieu of cash compensation pursuant to Code Section 401(k), shall be reduced; and

(6)                                  sixth, contributions, if any, made under any other defined contribution plan of a Participating Company or a Related Company by the Participating Company or Related Company at the election of the Participant in lieu of cash compensation pursuant to Code Section 401(k), shall be reduced.

In lieu of the foregoing, the Plan Administrator and the Participant may agree to an alternative order for reduction of the Participant’s annual benefits and Annual Additions.

Notwithstanding the foregoing, effective December 1, 2007, if a Participant has excess Annual Additions for a Limitation Year, the Plan may only correct such excess in accordance with the provisions set forth in the Employee Plans Compliance Resolution System (“EPCRS), as set forth in Revenue Procedure 2006-27 or any other superseding guidance, including but not limited to Revenue Procedure 2008-50 and the preamble to the final Treasury regulations issued under Code Section 415.”

IN WITNESS WHEREOF, Sealy Corporation, by its appropriate officer duly authorized, has caused this Amendment No. 2 to be executed as of the 30th day of November, 2010.

SEALY CORPORATION
(“Company”)

By:	/s/ Carmen J. Dabiero